Exhibit 99.1

Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization (EBITDA) as well as net adjusted debt and adjusted EBITDA, calculated in accordance with the covenant requirements of the Credit Agreement, are “non-GAAP financial measures” as this term is defined in Regulation G under the Securities Exchange Act of 1934. In accordance with this rule, G&W has reconciled these non-GAAP financial measures to their most directly comparable U.S. GAAP measures.

Management views these non-GAAP financial measures as important measures when evaluating G&W’s leverage profile. These non-GAAP financial measures are not intended to represent, and should not be considered more meaningful than, or as an alternative to, their most directly comparable GAAP measures. These non-GAAP financial measures may be different from similarly-titled non-GAAP financial measures used by other companies.

The following tables set forth reconciliations of non-GAAP financial measures to their most directly comparable GAAP measure ($ in millions).

Illustrative Impact of the Acquisitions and the Equity Sale

	G&W Twelve Months Ended September 30, 2016	Less: Existing Australian Operations (a)	Plus: P&W	Australia Partnership Adjustments		Illustrative Covenant Based EBITDA — Pre Pentalver & Equity Sale	Plus: Pentalver (d)	Equity Sale		Illustrative Covenant Based EBITDA — Post Pentalver & Equity Sale
Net income/(loss)	$217.1	$(16.3)	$4.1	$—		$237.5	$8			$245.5
Credit for cash distribution(b)	—	—	—	16.0		16.0	—			16.0
Add back:
(Benefit from)/Provision for income taxes	47.4	0.7	4.6	—		51.4	2			53.4
Interest expense - net	71.4	5.6	—	—		65.8	—			65.8
Depreciation and amortization expense	201.1	22.9	3.3	—		181.5	5			186.5

EBITDA	$537.0	$12.8	$12.0	$16.0		$552.2	$15			$567.2
Add back certain items
Non-cash compensation cost related to equity awards	$18.0	$—	$—	$—		$18.0	$—			$18.0
Australia impairment and related costs	13.0	21.1	—	—		(8.1)	—			(8.1)
Corporate development and related costs	3.1	4.4	—	—		(1.3)	—			(1.3)
Restructuring costs	6.1	0.8	—	—		5.3	—			5.3
Net gain on sale of assets	(1.3)	—	—	—		(1.3)	—			(1.3)

Adjusted covenant based EBITDA	$575.9	$39.2	$12.0	$16.0		$564.7	$15			$579.7

Total debt	$2,063	$195	$126	$66	(c)	$2,060	$—	$(176	)(e)	$1,884
Less: Cash	26	7	—	—		19	—	—		19

Net debt	$2,037	$189	$126	$66		$2,041	$—	$(176)		$1,865
Add back: Deferred financing costs	19	2	—	—		17	—	—		17

Net adjusted debt	$2,056	$191	$126	$66		$2,058	$—	$(176)		$1,882

Net adjusted debt/Adjusted covenant based EBITDA ratio	3.6 : 1.0					3.6 : 1.0				3.2 : 1.0

(a)	Australia operations are excluded from G&W’s Senior Secured Syndicated Credit Facility Agreement (“Credit Facility”) as of December 1, 2016
(b)	Pro forma credit received in covenant calculation of Credit Facility for cash distributions from Australia Partnership
(c)	Cash contribution to fund acquisition of GRail on December 1, 2016
(d)	First year of operations converted to US Dollars at a rate of £1.00 = $1.26
(e)	Net proceeds of Equity Sale less $110 million purchase price for Pentalver and other transaction costs related thereto used to repay debt

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Company prior to Acquisitions and the Equity Sale

	G&W
	Three Months Ended				Twelve Months Ended
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	September 30, 2016
Net income/(loss)	$84.9	$27.0	$48.4	$56.8	$217.1
Add back:
(Benefit from)/Provision for income taxes	(7.1)	12.8	22.1	19.6	47.4
Interest expense - net	18.3	18.0	17.7	17.3	71.4
Depreciation and amortization expense	50.0	49.3	50.9	50.8	201.1

EBITDA	$146.1	$107.1	$139.2	$144.6	$537.0

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